Exhibit 99.2

LCNB Corp. and Subsidiaries

Financial Highlights

(Dollars in thousands, except per share amounts)

Condensed Income Statement	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Interest income	$7,232	7,888	29,938	32,093
Interest expense	1,105	1,411	4,889	6,387
Net interest income	6,127	6,477	25,049	25,706
Provision for loan losses	609	613	1,351	2,089
Net interest income after provision	5,518	5,864	23,698	23,617
Non-interest income	2,753	1,981	9,049	7,764
Non-interest expense	5,340	5,321	21,682	21,849
Income before income taxes	2,931	2,524	11,065	9,532
Provision for income taxes	772	570	2,795	2,210
Net income from continuing operations	2,159	1,954	8,270	7,322
Income from discontinued operations, net of taxes	-	-	-	793
Net income	$2,159	1,954	8,270	8,115

Dividends per common share	$0.16	0.16	0.64	0.64
Basic earnings per common share:
Continuing operations	$0.32	0.29	1.23	1.09
Discontinued operations	-	-	-	0.12
Diluted earnings per common share:
Continuing operations	$0.32	0.28	1.22	1.08
Discontinued operations	-	-	-	0.12

Average basic shares outstanding	6,727,502	6,699,005	6,717,357	6,692,385
Average diluted shares outstanding	6,819,117	6,767,406	6,802,475	6,751,599

Selected Financial Ratios
Return on average assets	1.06%	0.97%	1.02%	1.02%
Return on average equity	10.33%	9.94%	10.22%	10.89%
Dividend payout ratio	50.00%	55.17%	52.03%	52.89%
Net interest margin (tax equivalent)	3.41%	3.63%	3.52%	3.70%

Selected Balance Sheet Items	December 31, 2012	December 31, 2011
Investment securities	$276,970	267,771

Loans	453,783	461,262
Less allowance for loan losses	3,437	2,931
Net loans	450,346	458,331

Total assets	788,637	791,570
Total deposits	671,471	663,562
Short-term borrowings	13,756	21,596
Long-term debt	13,705	21,373
Total shareholders’ equity	82,006	77,960

Shares outstanding at period end	6,731,900	6,704,723

Book value per share	$12.18	11.63
Tangible book value per share	11.29	10.73
Equity to assets ratio	10.40%	9.85%

Assets Under Management
LCNB Corp. total assets	$788,637	791,570
Trust and investments (fair value)	221,558	221,950
Mortgage loans serviced	71,568	67,410
Business cash management	6,673	8,583
Brokerage accounts (fair value)	96,424	78,863
Total assets managed	$1,184,860	1,168,376